SUB-ITEM 77C: Submission of Matters to a Vote of Security Holders
Y
A special meeting of the Credit Suisse International Fund's shareholders was held on May 1, 2002 to approve (a) a sub-investment advisory agreement for the fund, Credit Suisse Asset Management, LLC and Credit Suisse Asset Management Limited (CSAM U.K.) and (b) a sub-investment advisory agreement for the fund, Credit Suisse Asset Management, LLC and Credit Suisse Asset Management Limited (CSAM Japan). The results of the votes tabulated at the special meeting are reported below.
A. To approve a sub-investment advisory agreement with CSAM U.K.:
For:  2,421,423.08 shares
Against:   4,827.62 shares
Abstain:   8,664.22 shares
B. To approve a sub-investment advisory agreement with CSAM Japan:
For:  2,412,511.08 shares
Against:   6,582.62 shares
Abstain:   15,821.22 shares

Y
A special meeting of the Fund's shareholders was held on October 9, 2002 to approve a sub-investment advisory agreement for the fund, Credit Suisse Asset Management, LLC and Credit Suisse Asset Management Limited (CSAM Australia). The results of the votes tabulated at the special meeting are reported below.
A. To approve a sub-investment advisory agreement with CSAM
Australia:
For:  1,861,176.05 shares
Against:   6,076.62 shares
Abstain:   1,652.40 shares